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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Witness Systems, Inc.

We consent to incorporation by reference in the registration statements (No. 333-33250 and No. 333-67416) on Form S-8 of Witness Systems, Inc. of our reports dated January 23, 2004, relating to the consolidated balance sheets of Witness Systems, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which reports appear in Amendment No. 2 to the Witness Systems, Inc. Annual Report on Form 10-K/A for the year 2003.

/s/  KPMG LLP

Atlanta, Georgia
July 29, 2004

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm